Filed Pursuant to Rule 433
Registration No. 333-133007
November 7, 2007
FREE WRITING PROSPECTUS
(To Prospectus Dated April 5, 2006 and
Prospectus Supplement Dated October 12, 2006)

HSBC USA Inc.
$[●]
Enhanced Market Participation Notes

Terms used in this free writing prospectus are described or defined in the prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100% of your initial investment.

This free writing prospectus relates to two separate note offerings. Each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap(1)	Issue Amount	Agent’s Discount or Commission Per Note / Total (2)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(3)
PHLX Gold & Silver SectorSM Index (XAU)	300%	22.50% to 24.50%	TBD	TBD	TBD	4042K0EU5 / [●]	December 1, 2008
Hang Seng China Enterprises IndexTM (HSCEI)	300%	33.50% to 36.50%	TBD	TBD	TBD	4042K0EV3 / [●]	December 1, 2008

(1)	The maximum cap will be determined on the trade date.
(2)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above
(3)	The final valuation date is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	November 27, 2007
•	Pricing Date:	November 27, 2007
•	Original Issue Date:	November 30, 2007
•	Maturity Date:	3 business days after the final valuation date and is expected to be December 4, 2008. The maturity date is subject to further adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the index return (as described below):
-	If the index return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the principal amount plus the lesser of:
(i)	the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate; and
(ii)	the product of (a) the principal amount multiplied by (b) the maximum cap; and
-
If the index return is less than 0.00%, you will lose 1% of the principal amount for each percentage point that the index return is below 0.00%. For example, if the index return is -30%, you will suffer a 30% loss and receive 70% of the principal amount.

•	Index Return:	The quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level, expressed as a formula:

•	Index Starting Level:	The official closing level of the reference asset as determined by the calculation agent on the pricing date.
•	Index Ending Level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.
•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document and page S-3 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
November 7, 2007

SUMMARY

General Terms

This free writing prospectus relates to two separate note offerings; each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket of reference assets). You may participate in any one of the notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of those reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated October 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the index return, as described below:

•	If the index return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the principal amount plus the lesser of:

(i)	the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate; and

(ii)	the product of (a) the principal amount multiplied by (b) the maximum cap; and

•
If the index return is less than 0.00%, you will lose 1% of the principal amount for each percentage point that the index return is below 0.00%. For example, if the index return is -30%, you will suffer a 30% loss and receive 70% of the principal amount.

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Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date for the reference asset will be the next scheduled trading day. If a market disruption event (as defined below) exists with respect to the reference asset on the final valuation date, then the final valuation date for the reference asset will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the reference asset on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the reference asset, and the calculation agent will determine the index ending level of the reference asset on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for the reference asset.

“Market disruption event” for the reference asset means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any constituent included in the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any constituent included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to any constituent included in the reference asset or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for the reference asset means each exchange or quotation system on which futures or options contracts relating to the reference asset are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” for the reference asset means any exchange on which constituents then included in the reference asset trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for the reference asset means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each constituent then included in the reference asset.

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Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:		The notes may not be suitable for you if:

♦
You believe the reference asset will appreciate moderately—meaning that you believe the reference asset will appreciate over the term of the notes, but do not believe such appreciation is likely to exceed the maximum cap (to be determined on the pricing date).
♦
You do not believe the reference asset will appreciate over the term of the notes, or you believe the reference asset will appreciate by more than the maximum cap (to be determined on the pricing date) during the term of the note.

♦	You are willing to make an investment that is exposed to the full downside performance risk of the reference asset.	♦	You are unwilling to make an investment that is exposed to the full downside performance risk of the reference asset.

♦	You are willing to forego dividends paid on the stocks included in the reference asset.	♦	You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.

♦	You do not seek current income from this investment.	♦	You prefer to receive the dividends paid on any stocks included in the reference asset.

♦	You are willing to hold the notes to maturity.	♦	You seek current income from this investment.

♦	You are willing to invest in the notes based on the fact your return (as magnified by the upside participation rate) is subject to the maximum cap.	♦	You are unable or unwilling to hold the notes to maturity.

		♦	You seek an investment for which there will be an active secondary market.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the constituents comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Up to 100% of Your Initial Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is negative. In that event, you will lose 1% of the original principal amount for each percentage point that the index return is below 0.00%. Accordingly, you may lose up to 100% of your initial investment in the notes.

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Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum possible return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the index return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the value of the reference asset. The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset. The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Certain of the entities included in the reference asset could be treated as a "real estate investment trust" ("REIT"), partnership, trust, or "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the note will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

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Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

Additional Risks Associated with an Investment Linked to the PHLX Gold and Silver SectorSM Index.

With respect to notes linked to the PHLX Gold and Silver SectorSM Index:

You Must Rely on Your Own Evaluation of the Merit of An Investment Linked to the PHLX Gold and Silver SectorSM Index

In the ordinary course of our business, we or any of our affiliates may from time to time express views on expected movements in the Gold and Silver Mining Industry. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have significantly different views than us or any of our affiliates. In connection with any purchase of the notes, investors should investigate the gold and silver mining industry, and not rely on our views and those of any of our affiliates with respect to future price movements in the gold and silver mining sector or the companies underlying the PHLX Gold and Silver SectorSM Index. Investors should make such investigation as they deem appropriate as to the merits of an investment in the notes linked to the PHLX Gold and Silver SectorSM Index.

Industry concentration relating to the PHLX Gold and Silver SectorSM Index

All of the stocks included in the the PHLX Gold and Silver SectorSM Index are issued by companies in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations. As a result, the stocks that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the PHLX Gold and Silver SectorSM Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry.

The PHLX Gold and Silver SectorSM Index is not necessarily representative of the gold and silver mining industry

While the stocks comprising the PHLX Gold and Silver SectorSM Index are common stocks of companies generally considered to be involved in various segments of the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations, the stocks underlying the PHLX Gold and Silver SectorSM Index and the PHLX Gold and Silver SectorSM Index may not necessarily follow the price movements of the entire gold and silver mining industry generally. If the stocks underlying the PHLX Gold and Silver SectorSM Index decline in value, the PHLX Gold and Silver SectorSM Index will decline in value even if common stock prices in the gold and silver mining industry generally increase in value.

The performance of the stocks underlying the PHLX Gold and Silver Sector SM Index may be influenced by gold and silver prices

The performance of the stocks underlying the PHLX Gold and Silver SectorSM Index may be affected by the price of gold and silver in commodities markets. Gold and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver market. Gold prices may also be affected by sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. It is not possible to predict the aggregate effect of all or any combination of these factors.

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Additional Risks Associated with an Investment Linked to the Hang Seng China Enterprises IndexTM.

With respect to notes linked to the Hang Seng China Enterprise IndexTM:

An Investment in the Notes is Subject to Risks Associated with Securities Markets in the People’s Republic of China.

Because the stocks included in the Hang Seng China Enterprises IndexTM (the “HSCEI”) are publicly traded in the People’s Republic of China (“PRC”) and are denominated in a currency other than U.S. dollars, investments in the notes linked to the HSCEI involve particular risks. For example, PRC’s securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the HSCEI will vary depending on the reporting requirements imposed by their respective regulators in PRC. In addition, the issuers of the stocks included in the HSCEI may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its index starting level. We cannot predict the index ending level of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume the notes are held to maturity, a maximum cap of 23.00% and an upside participation rate of 300%.

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Example 1: The index return is positive over the term of the notes, and the product of the index return multiplied by the upside participation rate is greater than the maximum cap.

Reference Asset
Index Starting Level	193.17
Index Ending Level	218.17
Index Return	12.94%
Index Return x Upside Participation Rate:	38.82%
Maximum Cap:	23.00%
Cash Settlement Value:	$1,230.00

Here, the index return is 12.94%.

Because the index return is positive, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 times (b) 23.00%. Therefore, the notes would pay $1,230.00 at maturity.

Example 1 shows that you are assured the return of your principal investment when the index ending level is greater than the index starting level for the reference asset. Example 1 also illustrates that if the product of the index return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to that stated maximum cap.

Example 2: The index return is positive over the term of the notes, and the product of the index return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Index Starting Level	193.17
Index Ending Level	180.67
Index Return	6.47%
Index Return x Upside Participation Rate:	19.41%
Maximum Cap:	23.00%
Cash Settlement Value:	$1,194.10

Here, the index return is 6.47%.

Because the index return is positive, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 times (b) 6.47% multiplied by 300%. Therefore, the notes would pay $1,194.10 at maturity.

Example 2 illustrates how a positive index return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

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Example 3: The index return is negative over the term of the notes.

Reference Asset
Index Starting Level	193.17
Index Ending Level	180.67
Index Return:	-6.47%
Cash Settlement Value:	$935.30

Here, the index return is -6.47%.

Because the index return is negative, the cash settlement value results in 1% of principal loss for each percentage point that the index return falls below 0.00%. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 multiplied by 93.53%. Therefore, the cash settlement value would be $935.30.

Example 3 shows that a significant negative index return may result in loss of up to 100% of an investor’s initial investment in the notes.

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 DESCRIPTION OF THE REFERENCE ASSETS

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset or any constituent included in the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The PHLX Gold and Silver SectorSM Index (the “XAU”)

The XAU is a capitalization-weighted index designed to measure the performance of sixteen companies involved in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations. The XAU is published by the Philadelphia Stock Exchange, Inc. ("PHLX") and was set to 100 in January 1979. Options commenced trading on the XAU on December 19, 1983. The following is a list of companies included in the Index and their trading symbols: Agnico-Eagle Mines Limited (AEM); AngloGold Ashanti Limited (AU); Barrick Gold Corporation (ABX); Coeur d' Alene Mines Corporation (CDE); Freeport-McMoran Copper & Gold Inc. (FCX); Gold Fields Limited (GFI); Goldcorp Inc. (GG); Harmony Gold Mining Company Limited (HMY); Kinross Gold Corporation (KGC); Meridian Gold Inc (MDG); Newmont Mining Corporation (NEM); Pan American Silver Corp. (PAAS); Randgold Resources Limited (GOLD); Royal Gold, Inc. (RGLD), Silver Standard Resources Inc. (SSRI) and Yamana Gold Inc. (AUY).

License Agreement

The PHLX and HSBC have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to HSBC, in exchange for a fee, of the right to use the PHLX Gold and Silver Sector IndexSM, which is owned and published by the PHLX, in connection with certain securities, including the notes.

The license agreement between PHLX and HSBC provides that the following language must be stated in this index supplement:

The notes are not sponsored, endorsed, sold or promoted by PHLX. PHLX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes generally or in the XAU particularly or the ability of the XAU to track market performance. PHLX's only relationship to HSBC is the licensing of certain names and marks and of the XAU, which is determined, composed and calculated without regard to HSBC. PHLX has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the XAU. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the notes. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the notes.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX GOLD AND SILVER SECTORSM INDEX (XAUSM) ("XAU") OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE XAU OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NOTES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

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The licensing agreement between HSBC and Philadelphia Stock Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Historical Performance of the XAU

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter closing levels, of the XAU for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through November 6, 2007. The closing level of the XAU on November 6, 2007 was 193.17. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of XAU should not be taken as an indication of future performance, and no assurance can be given that the level of XAU will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	113.41	92.78	104.95
June 30, 2004	106.36	76.79	86.29
September 30, 2004	102.25	81.40	101.95
December 31, 2004	111.50	95.93	99.35
March 31, 2005	103.80	87.60	93.73
June 30, 2005	95.10	78.23	93.01
September 30, 2005	115.24	89.02	112.92
December 31, 2005	129.60	101.06	128.03
March 31, 2006	156.47	121.76	141.62
June 30, 2006	171.71	119.11	143.57
September 30, 2006	153.15	121.75	128.42
December 31, 2006	149.95	117.44	142.25
March 31, 2007	148.11	126.35	137.01
June 30, 2007	148.50	130.83	135.95
September 30, 2007	173.17	120.41	168.75
October 1, 2007 to November 6, 2007	193.17	163.49	193.17

FWP-11

Sensitivity Analysis for XAU - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:
•	Reference Asset:	XAU
•	Principal Amount:	$10,000
•	Upside Participation Rate:	300%
•	Maximum Cap	23.50%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	23.50%	$12,350
90.00%	300%	23.50%	$12,350
80.00%	300%	23.50%	$12,350
70.00%	300%	23.50%	$12,350
60.00%	300%	23.50%	$12,350
50.00%	300%	23.50%	$12,350
40.00%	300%	23.50%	$12,350
30.00%	300%	23.50%	$12,350
20.00%	300%	23.50%	$12,350
10.00%	300%	23.50%	$12,350
5.00%	300%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

FWP-12

The Hang Seng China Enterprises IndexTM (the “HSCEI”)

We have derived all information relating to the HSCEI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The information reflects the policies of and is subject to change by, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSI Services Limited has no obligation to continue to publish, and may discontinue publication of, the HSCEI. HSI Services Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the HSCEI at any time.

HSI Services Limited publishes the HSCEI.

The HSCEI is compiled, published and managed by HSI Services Limited and was first calculated and published on August 8, 1994. The HSCEI was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H share company was listed on the Stock Exchange of Hong Kong Ltd. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the HSCEI became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the HSCEI comprise only the largest H-share companies which are included in the 200-stock HSCI. The HSCEI had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the HSCEI was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The HSCEI is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the HSCEI.

To be included in the HSCI and be eligible for inclusion in the HSCEI, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) if the stock’s 12-month average market capitalization ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock’s 12-month average market capitalization ranks rises to the 160th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

Hang Seng China Enterprises IndexTM Calculation Methodology

Pt	: Current Price at day t
Pt-1	: Closing Price at Day (t-1)
IS	: Issued H-Shares
FAF:	Freefloat-adjusted Factor, which is between 0 and 1, adjusted every six months
CF	: Cap Factor, which is between 0 and 1, adjusted every six months

License Agreement with Hang Seng Data Services Limited

THE HANG SENG CHINA ENTERPRISES INDEXTM (THE “HSCEI”) IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME HANG SENG CHINA ENTERPRISES INDEXTM IS PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HSCEI BY HSBC IN CONNECTION WITH THE NOTES (THE “PRODUCT”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HSCEI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSCEI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS O COMPUTATION AND COMPILATION OF THE HSCEI AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSCEI BY HSBC IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

FWP-13

Historical Performance of the HSCEI

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter closing levels, of HSCEI for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through November 6, 2007. The closing level of the HSCEI on November 6, 2007 was 2380.86. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given that the level of the HSCEI will increase relative to the index starting level during the term of the notes.

FWP-14

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	700.86	570.25	613.15
June 30, 2004	648.27	448.97	550.14
September 30, 2004	602.78	506.34	596.36
December 31, 2004	645.53	569.48	609.97
March 31, 2005	662.49	572.31	614.50
June 30, 2005	632.46	576.48	625.60
September 30, 2005	713.35	616.30	673.84
December 30, 2005	694.44	601.53	687.46
March 31, 2006	875.73	686.00	863.90
June 30, 2006	963.28	755.51	873.52
September 30, 2006	923.75	837.69	910.90
December 31, 2006	1345.14	902.94	1329.25
March 30, 2007	1396.90	1078.25	1230.58
June 29, 2007	1581.75	1227.58	1535.04
September 28, 2007	2205.18	1311.96	2191.18
October 1, 2007 through November 6, 2007	2656.82	2131.27	2380.86

FWP-15

Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:
•	Reference Asset:	HSCEI
•	Principal Amount:	$10,000
•	Upside Participation Rate:	300%
•	Maximum Cap	35.00%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	35.00%	$13,500
90.00%	300%	35.00%	$13,500
80.00%	300%	35.00%	$13,500
70.00%	300%	35.00%	$13,500
60.00%	300%	35.00%	$13,500
50.00%	300%	35.00%	$13,500
40.00%	300%	35.00%	$13,500
30.00%	300%	35.00%	$13,500
20.00%	300%	35.00%	$13,500
10.00%	300%	35.00%	$13,500
5.00%	300%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

FWP-16

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

If one or more of the entities included in the reference asset are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, it is possible that the note will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge. Prospective investors in the notes should consult the offering documents for the entities included in the reference asset and their tax advisors as to the possibility that one or more of the entities included in the reference asset is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their note.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

FWP-17

If the reference asset is discontinued or if the reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the value thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of the reference asset or successor index does not fairly represent the value of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the value of the reference asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the reference asset or successor index in order to arrive at a value of the reference asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means:	with respect to XAU, The Philadelphia Stock Exchange, Inc.
with respect to HSCEI, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Summary-Payment at Maturity” on page 2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

FWP-18

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Enhanced Market Participation Notes November 7, 2007 FREE WRITING PROSPECTUS

_________________ TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP- 2
Investor Suitability	FWP-4
Risk Factors	FWP-4
Illustrative Examples	FWP-7
Description of the Reference Assets	FWP-10
Certain U.S. Federal Income Tax Considerations	FWP-17
Certain ERISA Considerations	FWP-17
Discontinuance or Modification of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-18
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59